AMENDMENT #1


WHEREAS, the Company entered into a an Employment Agreement with Asra Rasheed effective November 29, 2007, and

WHEREAS, the Company wishes to amend Section 1.03 Terms of Employment to:

Section 1.01 Effective upon execution hereof, Rasheed shall remain the President of the Company, to hold such position at the discretion of the Company's Board of Directors for a period of one (1) year from the date hereof. In the event that Rasheed is replaced as the President of Gottaplay, the parties mutually agree that Rasheed shall become the Vice President of the Company's On-line/Interactive division, unless terminated prior pursuant to the terms contained herein below. The terms of employment shall be as follows:

All other terms of the Employment Agreement remain the same.









GOTTAPLAY INTERACTIVE, INC.



By: John P. Gorst
Its: Chief Exeuctive Officer


/s/ Asra Rasheed
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Asra Rasheed

November 30, 2007